Exhibit 10.54

RESTRICTED LAZARD FUND INTEREST AGREEMENT

THIS AGREEMENT, dated as of                     , between Lazard Group LLC, a Delaware limited liability company (the “Company”), on its behalf and on behalf of its applicable Affiliate (as defined under the definitional rules of Section 1(a) below), and (the “Employee”).

W I T N E S S E T H

In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1. Grant and Investment Elections.

(a)    Subject to the provisions of this Agreement, the Company, on its behalf and on behalf of its applicable Affiliate, hereby grants to the Employee, as of April 1, 2011 (the “Grant Date”),                      (the “Fund Interest Amount”), which shall be invested in one or more of the specified portfolios of The Lazard Funds Inc., as may be offered by the Company for this purpose from time to time (the “Company Funds”), in the manner specified by the Employee, subject to minimum allocations as established by the Administrator (as defined below) from time to time. The Employee’s initial allocation shall be specified on a form as established by the Administrator (the “Investment Election Form”). All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Lazard Ltd 2008 Incentive Compensation Plan.

(b)    As of April 15, 2011 or, if earlier and only if permitted by the Administrator, the business day following the date on which the Employee submits the Investment Election Form in accordance with Section 1(c) below (the “Effective Date”), the Company, or one of its Affiliates, shall purchase on the Employee’s behalf interests from the applicable Company Funds (the “LAM Fund Interests”) using the Fund Interest Amount, in accordance with the allocations specified by the Employee in the Investment Election Form. The LAM Fund Interests will be held in a restricted brokerage account established at Lazard Capital Markets LLC (“LCM”) or such other location as may be determined by the Administrator, for which Lazard Asset Management LLC will be the owner of record, as custodian, for the benefit of the Employee (the “Fund Account”). The LAM Fund Interests will be beneficially owned by the Employee, subject to forfeiture in accordance with Section 2. For the avoidance of doubt, the LAM Fund Interests constitute property that will be transferred to the Employee on the Effective Date for purposes of Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”).

(c)    The Employee shall submit, in accordance with procedures established from time to time by the Company (the “Administrator”), the Investment Election Form with respect to the Fund Interest Amount during the period established by the Administrator in its sole discretion, which period shall end no later than April 15, 2011; provided that, once the Employee has submitted the Investment Election Form, such election shall be irrevocable until a Reallocation Date, if any. Such Investment Election Form shall designate the percentage of the Fund Interest Amount that shall be invested in each Company Fund. Without limiting the generality of Sections 11 and 12 below, the Administrator, in its sole discretion, may (i) establish rules governing the Employee’s ability to reallocate investments in the Fund Account among the various Company Funds, (ii) establish any minimum and maximum percentages of the Fund Interest Amount that may be invested in each Company Fund, (iii) determine the Company investment funds that may be offered as Company

Funds from time to time, (iv) determine the consequences of eliminating a Company investment fund from the list of Company Funds and (v) establish rules or procedures governing such other matters as it determines are necessary or advisable for the proper administration of this Agreement. If the Employee fails to properly complete and submit the Investment Election Form by April 15, 2011, the Fund Interest Amount will be invested pro rata in each Company Fund as of such date. Unless otherwise directed by the Employee in accordance with Section 1(d) below, subject to the Administrator’s authority pursuant to this Section 1(c), the allocation of the Fund Interest Amount among the Company Funds shall not be changed from the initial allocation.

(d)    Unless the Administrator determines otherwise, the Employee will be permitted to reallocate the investments in the Company Funds at least once annually (each such date, a “Reallocation Date”) by completing a new Investment Election Form, as may be updated by the Administrator from time to time, which shall be submitted in accordance with procedures established from time to time by the Administrator.

(e)    The Employee shall receive statements from LCM (or such other broker-dealer, as applicable) with respect to the LAM Fund Interests and Fund Account in such a manner and at such times as are consistent with LCM’s (or such other broker-dealer’s, as applicable) standard procedures.

2. Vesting of LAM Fund Interests.

(a)    Subject to the terms and conditions of this Agreement, the LAM Fund Interests shall vest and no longer be subject to any restriction (such period during which restrictions apply to the LAM Fund Interests is the “Restriction Period”) in accordance with the following schedule: 1/3rd of the LAM Fund Interests shall vest on March 1, 2013 and 2/3rds of the LAM Fund Interests shall vest on March 1, 2014. Each of March 1, 2013 and March 1, 2014 is referred to herein, as applicable, as the “Vesting Date”. Unless the Administrator determines otherwise, on each Vesting Date, the percentage of LAM Fund Interests that shall have vested shall be applied pro rata to all LAM Fund Interests in the Employee’s Fund Account regardless of the Company Fund in which such LAM Fund Interests are invested on such Vesting Date.

(b)    In the event that the Employee incurs a Termination of Employment during the applicable Restriction Period for any reason not set forth in Section 2(c) or 2(e), all unvested LAM Fund Interests shall be forfeited by the Employee effective immediately upon such Termination of Employment. For purposes of this Section 2(b), the Employee will be deemed to have incurred a Termination of Employment on the date that the Employee provides notice of termination to the Company, and accordingly, all unvested LAM Fund Interests shall be forfeited by the Employee immediately upon delivery of any such notice.

(c)    (i) In the event that the Employee (A) incurs a Termination of Employment during the applicable Restriction Period due to the Employee’s Disability or due to a Termination of Employment by the Company other than for Cause or (B) at any time during the applicable Restriction Period, meets all of the following retirement eligibility requirements: (1) minimum age fifty-six (56); (2) minimum of five (5) years of service with the Company or its Affiliates; and (3) actual age plus years of service with the Company or its Affiliates at least seventy (70), (such Employee, a “Retirement Eligible Employee”), then, in each case, subject to Sections 2(d) and 3, the LAM Fund Interests shall vest immediately following the date that the Employee is no longer required to perform any additional services in order to retain such LAM Fund Interests (the date that such LAM Fund Interests vest is the “Initial Vesting Date”). As soon as practicable (but in no event more than 30 days) after the Initial Vesting Date, 50% of the LAM Fund Interests that vested pursuant to the preceding sentence will be transferred to an unrestricted brokerage account at LCM (or such other broker-dealer, as applicable) in the Employee’s name (such LAM Fund Interests, the “Transferable Interests”), and the Employee shall be permitted to dispose of such Transferable Interests. All vested LAM Fund Interests following the Initial Vesting Date that are not Transferable Interests (such LAM Fund Interests, the “Remaining Interests”), will remain subject to the restrictions set forth in this Agreement until the applicable date that such Remaining Interests otherwise would have vested in accordance with this Agreement (each such date, a “Final Vesting Date”). Accordingly, prior to the applicable Final Vesting Date, neither the Employee nor any of the Employee’s creditors or beneficiaries will have the right to subject the Remaining Interests to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, hedge, exchange, attachment or garnishment or any similar transaction. Furthermore, for the avoidance of doubt, the Remaining Interests shall continue to be subject to the forfeiture provisions set forth in this Agreement (including, without limitation, those relating to violation of the Restrictive Covenants) until the applicable Final Vesting Date.

(ii)    In the event that the Employee incurs a Termination of Employment during the applicable Restriction Period due to the Employee’s death or, subject to Section 2(d), dies during the applicable Restriction Period subsequent to a Termination of Employment as described in Section 2(c)(i) or 2(e), all LAM Fund Interests, including any Remaining Interests, if applicable, shall automatically vest, and all forfeiture provisions shall lapse, as applicable, on the date of death.

(d)    In the event that the Employee violates any of the provisions of Appendix A, which is incorporated herein by reference, all outstanding vested or unvested LAM Fund Interests and, if applicable, all Remaining Interests shall be forfeited and canceled. Notwithstanding that certain Restrictive Covenants in Appendix A apply for only a limited period following Termination of Employment, in the event that the Employee’s employment with the Company terminates by reason of retirement in accordance with Section 2(e) below, the Employee will forfeit any outstanding Remaining Interests if the Employee does not comply with all Restrictive Covenants in Appendix A until the applicable Final Vesting Date. Furthermore, in the event that the Employee incurs a Termination of Employment for Cause, the Employee will forfeit all outstanding Remaining Interests.

(e)    On and after the date an Employee becomes a Retirement Eligible Employee, the Employee will be permitted to retire from the Company and its Subsidiaries and Affiliates and, subject to the restrictions set forth in this Agreement, the forfeiture provisions on the Remaining Interests will continue to lapse following retirement.

(f)    Notwithstanding the foregoing, in the event of a Change in Control, any unvested but outstanding LAM Fund Interests, including any Remaining Interests, shall automatically vest and all forfeiture provisions shall lapse, as applicable, as of the date of such Change in Control.

3. Transfer of Unrestricted LAM Fund Interests.

As soon as practicable (but in no event more than 30 days) after any LAM Fund Interest has vested and is no longer subject to the applicable Restriction Period or after any Remaining Interest is no longer subject to any restrictions, the Company shall, subject to Section 6, deliver to the Employee an unrestricted, freely-transferable LAM Fund Interest, which shall be transferred to an unrestricted brokerage account at LCM (or such other broker-dealer, as applicable) in the Employee’s name. Notwithstanding the foregoing, the Company shall be entitled to hold the unrestricted LAM Fund Interests to be transferred upon vesting and lapse of all restrictions until the Company shall have received from the Employee a duly executed Form W-9 or W-8, as applicable.

4. Nontransferability of the LAM Fund Interests.

During the applicable Restriction Period and until such time as the LAM Fund Interests, including, if applicable, any Remaining Interests, have ultimately vested and the unrestricted LAM Fund Interests have been transferred to the unrestricted brokerage account as provided in Section 3 above, unless the Administrator determines otherwise, the LAM Fund Interests, including, if applicable, any Remaining Interests, but excluding the Transferable Interests (if any), shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

5. Distributions, Rights as a Holder of Interests in Company Funds.

If any Company Fund in which the Employee holds an interest distributes earnings with respect to an unvested LAM Fund Interest, or with respect to any Remaining Interests, in each case prior to the date on which the unrestricted LAM Fund Interests are transferred to the unrestricted brokerage account as provided in Section 3 above, the Fund Account shall be credited as follows. In the event distributions are made in cash, such cash distributions shall be automatically reinvested in the applicable Company Fund, and the additional LAM Fund Interests shall be held in the Fund Account. In the event any Company Fund in which the Employee holds an interest makes an in-kind distribution, extraordinary distribution (whether distributed in other securities or other property) or adjustment with respect to the LAM Fund Interests or Remaining Interests, such distributions shall be held in the Fund Account and such adjustments shall be reflected in the Fund Account. In the event of distributions made in cash, in-kind or in other securities or other property, additional LAM Fund Interests and any other securities or property held in the Fund Account shall vest concurrently with the underlying LAM Fund Interests or Remaining Interests, as applicable, and be treated as LAM Fund Interests or Remaining Interests, as applicable, for all purposes of this Agreement. For the avoidance of doubt, in the event that any LAM Fund Interests and Remaining Interests are forfeited in accordance with this Agreement, the distributions with respect to any such interests will also be forfeited. Notwithstanding the foregoing, subject to Sections 2(c)(i) and 3 and any other applicable law or agreement, from and after the Effective Date, the Employee will be entitled to exercise voting rights with respect to the Remaining Interests.

6. Payment of Transfer Taxes, Fees and Other Expenses.

The Company agrees to pay any and all original issue taxes and transfer taxes that may be imposed in connection with the purchase of any LAM Fund Interest or the transfer of an unrestricted LAM Fund Interest to an unrestricted brokerage account as provided in Section 3 above, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

7. Taxes and Withholding.

No later than the date as of which an amount first becomes includible in the gross income of the Employee for federal, state, local or foreign income tax purposes with respect to any LAM Fund

Interests, the Employee shall pay to the Company or its applicable Affiliate, or make arrangements satisfactory to the Company or its applicable Affiliate regarding the payment of, any federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. Except as otherwise required by applicable law, the Company will report that the Employee will be taxed on the full value of the LAM Fund Interests on the date that the Employee is no longer required to perform any additional services in order to retain such LAM Fund Interests. The obligations of the Company under this Agreement shall be conditioned on compliance by the Employee with this Section 7, and the Company or its applicable Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Employee, including deducting such amount from the delivery of LAM Fund Interests that gives rise to the withholding requirement. Notwithstanding the foregoing, the Company may, in its sole discretion and subject to such other terms and conditions as the Company may determine, retain some or all of the Transferable Interests and have the Company or such Affiliate either (a) remit the relevant taxes on the Employee’s behalf to the appropriate taxing authorities or (b) deposit cash equal to the value of the Transferable Interests retained by the Company or an Affiliate (as reasonably determined by the Company) into the Employee’s tax advance account (if any). Prior to an Initial Vesting Date, the Company will notify the Employee of (i) how many LAM Fund Interests will vest on such Initial Vesting Date and (ii) whether the Employee will be permitted to surrender any portion of the Transferable Interests to the Company or an Affiliate.

8. Disgorgement of Tax Benefits.

In the event that the Employee retires from the Company in accordance with Section 2(e) above and, after the Employee’s retirement, the Employee forfeits the Remaining Interests and any distributions thereon, the Employee shall disgorge to the Company any current or future tax benefit the Employee may derive from the forfeiture of any LAM Fund Interests and distributions thereon at the time the Employee derives such tax benefit. The Employee agrees to use reasonable best efforts to claim any tax benefit from such forfeiture that the Company reasonably determines is available to the Employee on all relevant tax returns. Notwithstanding the foregoing, this Section 8 shall not apply in the event of a Change in Control or a Termination of Employment other than for Cause or due to death or Disability.

9. Effect of Agreement.

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company. The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. Nothing in this Agreement shall confer upon the Employee any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Employee’s employment at any time. Until the LAM Fund Interests vest and all restrictions lapse, the Employee shall not have any rights as an interest holder with respect to the LAM Fund Interests or any underlying Company Funds, except as specifically provided herein (including, for the avoidance of doubt, pursuant to Section 1(b) above).

10. Laws Applicable to Construction; Consent to Jurisdiction.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York (United States of America), without regard to principles of conflict of laws,

which could cause the application of the law of any jurisdiction other than the State of New York. By signing this Agreement, the Employee agrees to and is bound by the restrictive covenants set forth in Appendix A (the “Covenants”).

(b)    Subject to the provisions of Section 10(c), any controversy or claim between the Employee and the Company or its Affiliates arising out of or relating to or concerning the provisions of this Agreement shall be finally settled by arbitration in New York City before, and in accordance with the rules then obtaining of, the Financial Industry Regulatory Authority (“FINRA”) or, if FINRA declines to arbitrate the matter, the American Arbitration Association (the “AAA”) in accordance with the commercial arbitration rules of the AAA.

(c)    Notwithstanding the provisions of Section 10(b), and in addition to its right to submit any dispute or controversy to arbitration, the Firm may bring an action or special proceeding in a state or federal court of competent jurisdiction sitting in the City of New York, whether or not an arbitration proceeding has theretofore been or is ever initiated, for the purpose of temporarily, preliminarily, or permanently enforcing the provisions of the Covenants, or to enforce an arbitration award, and, for the purposes of this Section 10(c), the Employee (i) expressly consents to the application of Section 10(d) to any such action or proceeding, (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of the Covenants or this Agreement would be difficult to calculate and that remedies at law would be inadequate, and (iii) irrevocably appoints the General Counsel of Lazard Ltd as the Employee’s agent for service of process in connection with any such action or proceeding, who shall promptly advise the Employee of any such service of process by notifying the Employee at the last address on file in the Company’s records.

(d)    The Employee and the Company hereby irrevocably submit to the exclusive jurisdiction of any state or federal court located in the City of New York over any suit, action, or proceeding arising out of relating to or concerning this Agreement or the Plan that is not otherwise required to be arbitrated or resolved in accordance with the provisions of Section 10(b). This includes any suit, action or proceeding to compel arbitration or to enforce an arbitration award. The Employee and the Company acknowledge that the forum designated by this Section 10(d) has a reasonable relation to this Agreement, and to the Employee’s relationship to the Company. Notwithstanding the foregoing, nothing herein shall preclude the Company or the Employee from bringing any action or proceeding in any other court for the purpose of enforcing the provisions of Sections 10(a), 10(b), or this Section 10(d). The agreement of the Employee and the Company as to forum is independent of the law that may be applied in the action, and the Employee and the Company agree to such forum even if the forum may under applicable law choose to apply non-forum law. The Employee and the Company hereby waive, to the fullest extent permitted by applicable law, any objection which the Employee or the Company now or hereafter may have to personal jurisdiction or to the laying of venue of any such suit, action or proceeding in any court referred to in this Section 10(d). The Employee and the Company undertake not to commence any action arising out of or relating to or concerning this Agreement in any forum other than a forum described in this Section 10(d), or, to the extent applicable, Section 10(b). The Employee and the Company agree that, to the fullest extent permitted by applicable law, a final and non-appealable judgment in any such suit, action or proceeding in any such court shall be conclusive and binding upon the Employee and the Company.

11. Authority of the Administrator.

The Administrator has the power, among others, to (a) interpret this Agreement, (b) prescribe, amend and rescind rules and regulations relating to this Agreement, and (c) make all other determinations deemed necessary or advisable for the administration of this Agreement.

12. Amendment.

Any modification, amendment or waiver to this Agreement that shall materially impair the rights of the Employee with respect to the LAM Fund Interests shall require an instrument in writing to be signed by both parties hereto, except such a modification, amendment or waiver made to cause the LAM Fund Interests to comply with applicable law, tax rules, stock exchange rules or accounting rules and which is made to similarly situated employees. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement. For the avoidance of doubt, the Administrator shall have the authority to make immaterial modifications and amendments to this Agreement without obtaining the Employee’s consent, provided that such modifications and amendments do not materially impair the rights of the Employee with respect to the Fund Interest Amount.

13. Headings.

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

14. Counterparts.

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on behalf of its applicable Affiliate by a duly authorized officer and the Employee has hereunto set the Employee’s hand.

LAZARD GROUP LLC

By:
Name:
Title:

Name

Appendix A

Restrictive Covenants

The Employee acknowledges that the grant of the LAM Fund Interest Amount pursuant to the Lazard Fund Unit Agreement (the “Agreement”) confers a substantial benefit upon the Employee, and agrees to the following covenants, which are designed, among other things, to protect the interests of the Company and its Affiliates (collectively, the “Firm”) in confidential and proprietary information, trade secrets, customer and employee relationships, orderly transition of responsibilities, and other legitimate business interests. The Employee acknowledges that, pursuant to Section 2(d) of the Agreement, the LAM Fund Interests will be forfeited upon a violation by the Employee of the following covenants, and that, pursuant to Section 10(c) of the Agreement, the Firm may seek injunctive relief in order to enforce the following covenants:

(a)    Confidential Information. The Employee shall not at any time (whether prior to or following the Employee’s Termination of Employment) disclose or use for the Employee’s own benefit or purposes or the benefit or purposes of any other person, corporation or other business organization or entity, other than the Firm, any trade secrets, information, data, or other confidential or proprietary information relating to the customers, developments, programs, plans or business and affairs of the Firm, provided that the foregoing shall not apply to information that is not unique to the Firm or that is generally known to the industry or the public other than as a result of the Employee’s breach of this covenant or as required pursuant to an order of a court, governmental agency or other authorized tribunal (provided that the Employee shall provide the Firm prior written notice of any such required disclosure). The Employee agrees that upon the Employee’s Termination of Employment, the Employee or, in the event of the Employee’s death, the Employee’s heirs or estate at the request of the Firm, shall return to the Firm immediately all books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of the Firm. Without limiting the foregoing, the existence of, and any information concerning, any dispute between the Employee and the Firm shall be subject to the terms of this Paragraph (a), except that the Employee may disclose information concerning such dispute to the arbitrator or court that is considering such dispute, and to the Employee’s legal counsel, spouse or domestic partner, and tax and financial advisors (provided that such persons agree not to disclose any such information).

(b)    Non-Competition. The Employee acknowledges and recognizes the highly competitive nature of the businesses of the Firm. The Employee further acknowledges that the Employee has been and shall be provided with access to sensitive and proprietary information about the clients, prospective clients, knowledge capital and business practices of the Firm, and has been and shall be provided with the opportunity to develop relationships with clients, prospective clients, consultants, employees, representatives and other agents of the Firm, and the Employee further acknowledges that such proprietary information and relationships are extremely valuable assets in which the Firm has invested and shall continue to invest substantial time, effort and expense. The Employee agrees that while employed by the Firm and thereafter until (i) (A) five months after the Employee’s date of Termination of Employment for any reason other than a termination by the Firm without Cause or (B) one month after the date of the Employee’s Termination of Employment by the Firm without Cause (in either case, the date of such Termination of Employment, the “Date of Termination”) or (ii) the end of any longer period during which any similar covenants would be applicable to the Employee pursuant to any other agreement between the Employee and the Firm (such period, the “Noncompete Restriction Period”), the Employee shall not, directly or indirectly, on the Employee’s behalf or on behalf of any other person, firm, corporation, association or other entity, as an employee, director, advisor, partner, consultant or otherwise, provide services or perform activities for, or acquire or maintain any ownership interest in, a “Competitive Enterprise.” For purposes of this Appendix, “Competitive Enterprise” shall mean a business (or business unit) that (x) engages in any activity or (y) owns or controls a significant interest in any entity that engages in any activity, that in either case, competes anywhere with any activity that is similar to an activity in which the Firm is engaged up to and including the Employee’s Date of Termination. Notwithstanding anything in this Appendix, the Employee shall not be considered to be in violation of this Appendix solely by reason of owning, directly or indirectly, any stock or other securities of a Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in any such Competitive Enterprise) if the Employee’s interest does not exceed 5% of the outstanding capital stock of such Competitive Enterprise (or comparable interest, including a voting or profit participation interest, in such Competitive Enterprise). The Employee acknowledges that the Firm is engaged in business throughout the world. Accordingly, and in view of the nature of the Employee’s position and responsibilities, the Employee agrees that the provisions of this Paragraph (b) shall be applicable to each jurisdiction, foreign country, state, possession or territory in which the Firm may be engaged in business while the Employee is providing services to the Firm.

(c)    Nonsolicitation of Clients. The Employee hereby agrees that during the Noncompete Restriction Period, the Employee shall not, in any manner, directly or indirectly, (i) Solicit a Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, to the extent the Employee is soliciting a Client to provide them with services the performance of which would violate Paragraph (b) above if such services were provided by the Employee, or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and a Client. For purposes of this Appendix, the term “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, persuading, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action, and the term “Client” means any client or prospective client of the Firm to whom the Employee provided services, or for whom the Employee transacted business, or whose identity became known to the Employee in connection with the Employee’s relationship with or employment by the Firm, whether or not the Firm has been engaged by such Client pursuant to a written agreement; provided that an entity which is not a client of the Firm shall be considered a “prospective client” for purposes of this sentence only if the Firm made a presentation or written proposal to such entity during the 12-month period preceding the Date of Termination or was preparing to make such a presentation or proposal at the time of the Date of Termination.

(d)    No Hire of Employees. The Employee hereby agrees that while employed by the Firm and thereafter until (i) six months after the Date of the Termination of Employment for any reason or (ii) the end of any longer period during which any similar covenants would be applicable to the Employee pursuant to any other agreement between the Employee and the Firm (such period, the “No Hire Restriction Period”), the Employee shall not, directly or indirectly, for himself or on behalf of any third party at any time in any manner, Solicit, hire, or otherwise cause any employee who is at the associate level or above (including, without limitation, managing directors), officer or agent of the Firm to apply for, or accept employment with, any Competitive Enterprise, or to otherwise refrain from rendering services to the Firm or to terminate his or her relationship, contractual or otherwise, with the Firm, other than in response to a general advertisement or public solicitation not directed specifically to employees of the Firm.

(e)    Nondisparagement. The Employee shall not at any time (whether prior to or following the Employee’s Termination of Employment), and shall instruct the Employee’s spouse or domestic partner, parents, and any of their lineal descendants (it being agreed that in any dispute between the parties regarding whether the Employee breached such obligation to instruct, the Firm shall bear the burden of demonstrating that the Employee breached such obligation) not to, make any comments or statements to the press, employees of the Firm, any individual or entity with whom the Firm has a business relationship or any other person, if such comment or statement is disparaging to the Firm, its reputation, any of its affiliates or any of its current or former officers, members or directors, except for truthful statements as may be required by law.

(f)    Notice of Termination Required. The Employee agrees to provide a period of advance written notice to the Firm prior to the Employee’s Termination of Employment equal to (i) one month or (ii) any longer notice period required pursuant to any other agreement between the Employee and the Firm. The Employee hereby agrees that, if, during the one-month period after the Employee has provided notice of termination to the Firm or prior thereto, the Employee enters (or has entered into) a written agreement to provide services or perform activities for a Competitive Enterprise that would violate Paragraph (b) if performed during the Noncompete Restriction Period, such action shall be deemed a violation of this Paragraph (f).

(g)    Covenants Generally. The Employee’s covenants as set forth in this Appendix are referred to herein as the “Covenants.” If any of the Covenants is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such Covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability and the remaining such Covenants shall not be affected thereby; provided, however, that if any of such Covenants is finally held to be invalid, illegal or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such Covenant shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Employee hereby agrees that prior to accepting employment with any other person or entity during his period of service with the Firm or during the Noncompete Restriction Period or the No Hire Restriction Period, the Employee shall provide such prospective employer with written notice of the provisions of this Appendix, with a copy of such notice delivered no later than the date of the Employee’s commencement of such employment with such prospective employer, to the General Counsel of the Company. The Employee acknowledges and agrees that the terms of the Covenants: (i) are reasonable in light of all of the circumstances, (ii) are sufficiently limited to protect the legitimate interests of the Firm, (iii) impose no undue hardship on the Employee and (iv) are not injurious to the public. The Employee acknowledges and agrees that the Employee’s breach of the Covenants will cause the Firm irreparable harm, which cannot be adequately compensated by money damages. The

Employee also agrees that the Firm shall be entitled to injunctive relief for any actual or threatened violation of any of the Covenants in addition to any other remedies it may have, including, without limitation, money damages and forfeiture of the Notional Fund Interest Amount. The Employee further acknowledges that the Covenants and notice period requirements set forth herein shall operate independently of, and not instead of, any other restrictive covenants or notice period requirements to which the Employee is subject pursuant to other plans and agreements involving the Firm.